Exhibit 7(b)

Irrevocable undertaking

From:

John C. Malone

12300 Liberty Boulevard

Englewood, CO 80112

United States of America

To:                   Cable & Wireless Communications Plc
2nd Floor
62-65 Chandos Place
London, WC2N 4HG
United Kingdom

16 November 2015

Dear Sirs,

Offer for Cable & Wireless Communications Plc (the “Offeree”)

I understand that Liberty Global plc (the “Offeror”) intends to make an offer to acquire the entire issued and to be issued ordinary share capital of the Offeree on substantially the terms and subject to the conditions of the near final draft announcement set out in Schedule 2 to this undertaking (the “Announcement”) together with such additional terms and conditions as are required to comply with the Applicable Requirements (the “Transaction”), such Transaction to be implemented by way of a Scheme or an Offer, followed by a cross-border merger.

I further understand that, as more particularly described in the Announcement, the issuance of New Liberty Global Ordinary Shares and New Liberty Global LAC Ordinary Shares to CWC Shareholders pursuant to the Transaction requires the approval by Liberty Global Shareholders under applicable NASDAQ listing rules.  Furthermore, the acquisition by the Offeror of CWC Shares from CHLLC, an entity which I control, constitutes a substantial property transaction pursuant to the Companies Act 2006 and therefore also requires approval by Liberty Global Shareholders.  Accordingly, for the purposes of implementing the Transaction, the Liberty Global Resolutions will be proposed at the Liberty Global General Meeting.

This undertaking sets out the terms and conditions on which I will vote, or procure voting, in respect of the Liberty Global Resolutions.

The Offeree expressly acknowledges that, notwithstanding any other provision of this undertaking, nothing in this undertaking shall require me to take any step to direct or influence the voting of any director of the Offeree.  The Offeree expressly acknowledges that I am entering into this undertaking solely in my capacity as, or on behalf of, the registered and/or beneficial owner of the Committed Shares, and this undertaking shall not limit or otherwise affect:

(a)                                 my fiduciary duties; or

(b)                                 the fiduciary duties of any of my affiliates, trustees, beneficiaries, settlors, employees or designees or any of their respective affiliates (collectively, “Affiliates”), in my or their respective capacities, if applicable, as a director or officer of the Offeror.  The Offeree shall not assert any claim that any action taken by me or any of my Affiliates in my or their capacity as a director or officer of the Offeror (and not, for the avoidance of doubt, in my or their capacity as, or on behalf of, the registered and/or beneficial owner of the Committed Shares) violates any provision of this undertaking.

The Offeree expressly acknowledges that nothing in this undertaking shall require me, or any of my Connected Persons, to exercise any of the options, SARs or other equity awards listed in Part B of Schedule 1 to this undertaking.

1.                                      Shareholdings

I warrant to the Offeree that:

(a)                                 as at the date of this undertaking, I and certain of my Connected Persons are, the registered holder and/or beneficial owner of (or otherwise able to control the exercise of) the voting rights attaching to the number of Liberty Global Class A Ordinary Shares and Liberty Global Class B Ordinary Shares, Liberty Global LAC Class A Ordinary Shares and Liberty Global LAC Class B Ordinary Shares set out in Part A of Schedule 1 to this undertaking (the “Covered Holders”) and, save as indicated in Part A of Schedule 1 to this undertaking and as imposed by United States federal or state securities laws (collectively “Encumbrances”), such shares are free of any lien, charge, option, equity, encumbrance or third party rights that would affect the exercise by me (or the other Covered Holders) of the voting rights attaching to such shares;

(b)                                 the details of my and my Connected Persons’ interests in securities (as defined in the Code) of the Offeror as of 31 October 2015 are set out in Part B of Schedule 1 to this undertaking;

(c)                                  save as set out in Schedule 1 to this undertaking, as of 31 October 2015 I do not, and my Connected Persons do not, have any interests in securities (as defined in the Code) of the Offeror or any rights to subscribe for, purchase or otherwise acquire any securities of the Offeror;

(d)                                 the details of the interests in securities of the Offeror set out in Part A of Schedule 1 to this undertaking are complete and accurate as at the date of this undertaking;

(e)                                  the details of the interests in securities of the Offeror set out in Part B of Schedule 1 to this undertaking are complete and accurate as 31 October 2015; and

(f)                                   I have full power and authority and the right (free from any legal or other restrictions) to enter into this undertaking and, subject to the Encumbrances, to perform the obligations under it in accordance with their terms.

2.                                      Dealings and undertakings

2.1                               I undertake to the Offeree that before the Liberty Global General Meeting is duly held, I shall not (and shall procure that the other Covered Holders shall not):

(a)                                 sell, transfer, charge, encumber, grant any option over or otherwise dispose of (a “Transfer”) any of the Committed Shares (other than any as may exist pursuant to an Encumbrance) or enter into any transaction with the same or a substantially similar economic effect as, or agree to do, any of the foregoing, including, without being limited to, entering into or agreeing to enter into any derivative transaction in respect of the Committed Shares, in each case which, in relation to the Committed Shares, would affect the exercise by me (or the relevant Covered Holder) of the voting rights attaching to such Committed Shares; provided that the foregoing restrictions on Transfer will not restrict or prohibit me from taking any of the following actions with respect to the Committed Shares (and the taking of such actions will not constitute a breach of this undertaking):

(i)                                     any existing or future bona fide pledge of, or grant of a security interest in respect of, any Liberty Global Class A Ordinary Shares or Liberty Global LAC Class A Ordinary Shares constituting Committed Shares in connection with any financing arrangements with a financial institution that is in the business of engaging in such transactions, including any resulting Transfer of such pledged shares (or shares in which a security interest has been granted) upon any foreclosure under the indebtedness underlying such pledge or security interest, so long as I (or the relevant Covered Holder) retain full control of the exercise of the voting rights attaching to such pledged shares (or shares in which a security interest has been granted) prior to such foreclosure; or

(ii)                                  any Transfer of Committed Shares to one or more of my Connected Persons (or to Michael T. Fries in accordance with the Fries Letter (as defined in Schedule 1 to this undertaking)), provided that prior to effecting any such Transfer: (A) the intended transferee or beneficiary enters into an undertaking in favour of the Offeree in terms no less favourable to the Offeree than those set out herein and on terms which prohibit the relevant transferee or beneficiary effecting any Transfer to a person who is not one of my Connected Persons and require such transferee or beneficiary to vote as provided in paragraph 3.1(a), (B) I notify the Offeree no less than three (3) Business Days before such Transfer of those terms, and (C) such undertaking includes a term obliging the intended transferee or beneficiary to send to the Offeree an executed and dated version of the undertaking (in any form) on the day that it is executed and dated; or

(b)                                 enter into any other agreement or arrangement, or permit any other agreement or arrangement to be entered into, or incur any obligation or permit any obligation to arise:

(i)                                     to do any of the acts referred to in paragraph 2.1(a); or

(ii)                                  which, in relation to the Committed Shares, would or would reasonably be expected to restrict or impede:

(A)                               me (or any other Covered Holder) voting in respect of any of the Liberty Global Resolutions;

(B)                               acting in accordance with this undertaking,

in each case except as otherwise permitted under paragraph 2.1(a).

2.2                               I further undertake to cause the other Covered Holders to comply with the undertakings in paragraph 2.1 in respect of the relevant Committed Shares.

3.                                      Voting Rights

3.1                               From the time the Announcement is released to the time this undertaking lapses in accordance with paragraph 8 or the Scheme becomes effective (or, if applicable, the Offer becomes or is declared unconditional in all respects):

(a)                                 subject to paragraph 2.1(a), I shall exercise, and procure the exercise of, the votes attaching to the Committed Shares:

(i)                                     in favour of all Liberty Global Resolutions proposed at the Liberty Global General Meeting; and

(ii)                                  in respect of any Relevant Liberty Global Resolution, only so as to procure the implementation of the Transaction; and

(b)                                 I shall cause any other Covered Holder to comply with paragraph 3.1(a) in respect of the relevant Committed Share as if they were a party to this undertaking and so obliged.

4.                                      Documentation and Information

4.1                               I consent to:

(a)                                 this undertaking being disclosed to the Panel; and

(b)                                 references to me or (if applicable) any of my Connected Persons and the registered holder of any Committed Shares (including the Covered Holders) and particulars of this undertaking and my interests, or (if applicable) those of my Connected Persons, in securities of the Offeror, being included in the Announcement and the Scheme Circular (or the Offer Document, if

applicable), and any other announcement made, or related or ancillary document issued, by or on behalf of the Offeror or the Offeree in connection with the Transaction, provided that any such reference is required by Applicable Requirements and is in accordance with market practice thereunder; and

(c)                                  this undertaking being published as required by Applicable Requirements.

4.2                               I shall immediately notify the Offeree, in writing of any change in the accuracy or impact of any information previously given to the Offeree in writing pursuant to this undertaking.

5.                                      Secrecy

5.1                               I shall keep secret to the extent not already publicly available, the possibility, terms and conditions of the Transaction and the existence of this undertaking until the Announcement is released, provided that I may disclose the same to (a) the Offeror (including, without limitation, its board of directors) and/or the Offeree and its and their advisers and (b) to my attorneys, lenders and other advisers on a need-to-know basis, in which case I shall procure that they observe secrecy in the same terms, and (c) to any United States federal or state regulators if requested or required by applicable law. The obligations in this paragraph 5.1 shall survive termination of this undertaking.

5.2                               To the extent any of the information the Offeror and/or Offeree has given to me in relation to the Transaction is inside information for the purposes of the Criminal Justice Act 1993 or the Financial Services and Markets Act 2000 I will comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information.

6.                                      Time of the Essence

Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

7.                                      Unconditional and Irrevocable Obligations

Except to the extent otherwise specified herein, the undertakings, agreements, warranties, appointments, consents and waivers set out in this undertaking are unconditional and irrevocable.

8.                                      Lapse of undertaking

8.1                               This undertaking, and the warranties, consents, waivers, appointments, agreements and obligations set out herein, shall lapse and automatically cease to have any effect on the earlier of:

(a)                                 if the Announcement has not been issued by 11:59 p.m. (London time) on 17 November 2015;

(b)                                 if the Transaction to be implemented by way of a Scheme, if the Scheme or any other resolution necessary to implement the Scheme is not approved by the requisite majority of the Scheme Shareholders at the Court Meeting or CWC Shareholders at the Offeree’s General Meeting;

(c)                                  the Offeror announces, with the consent of the Panel, that it does not intend to make or proceed with the Transaction and no new, revised or replacement Offer or Scheme is announced in accordance with Rule 2.7 of the Code at the same time;

(d)                                 on the earlier of (i) the Long Stop Date and (ii) the date on which the Scheme or Offer lapses or is withdrawn and no new, revised or replacement Scheme or Offer has been announced in accordance with Rule 2.7 of the Code in its place or is announced in accordance with Rule 2.7 of the Code at the same time;

(e)                                  if the Transaction is to be implemented by way of an Offer, if the board of the Offeree does not recommend the Offer or withdraws or adversely changes a previously issued recommendation; or

(f)                                   unless I consent in writing beforehand, if the Transaction is to be implemented by way of an Offer and any new, increased, renewed or revised offer is made by or on behalf of the Offeror to acquire shares in the Offeree which is consented to or agreed to or recommended by the Offeree, if the economic terms of such offer are, in my reasonable opinion, less favourable to me or to any of my Connected Persons than the terms set out in the Announcement, including, without limitation, an adverse impact on my (or my relevant Connected Person’s) tax treatment, an adverse change in the amount or type of the consideration receivable by me (or any of my Connected Persons) thereunder or the Long Stop Date is extended beyond:

(i)                                     if the Long Stop Date is May 31, 2016, July 31, 2016; or

(ii)                                  if the Long Stop Date is December 16, 2016, February 16, 2017; or

(g)                                  unless I consent in writing beforehand, if the Transaction is to be implemented by way of a Scheme and any new, increased, renewed or revised scheme of arrangement is proposed pursuant to which the Offeror is to acquire the issued share capital of the Offeree which is consented to or agreed to or recommended by the Offeree, if the economic terms of such offer are, in my reasonable opinion, less favourable to me or to any of my Connected Persons than the terms set out in the Announcement, including, without limitation, an adverse impact on my (or my relevant Connected Person’s) tax treatment, an adverse change in the amount or type of the consideration receivable by me (or any of my Connected Persons) thereunder or the Long Stop Date is extended beyond:

(i)                                     if the Long Stop Date is May 31, 2016, July 31, 2016; or

(ii)                                  if the Long Stop Date is December 16, 2016, February 16, 2017.

9.                                      Interpretation

Save where otherwise defined in this undertaking, capitalised terms set out in this undertaking shall have the same meanings as set out in the Announcement. All references in this undertaking to:

(a)                                 “Applicable Requirements” means the Code, any decision, ruling or requirement of the Panel, any decision of the High Court of Justice in England and Wales, the Companies Act 2006, the Listing Rules and the Disclosure and Transparency Rules and Prospectus Rules made by the Financial Conduct Authority in exercise of its functions under the Financial Services and Markets Act 2000 or any decision, ruling or requirement of the Financial Conduct Authority;

(b)                                 “Business Day” means a day (other than Saturday or Sunday or public or bank holiday) on which banks in the City of London and New York are generally open for business;

(c)                                  “Committed Shares” means those Liberty Global Class A Ordinary Shares, Liberty Global Class B Ordinary Shares, Liberty Global LAC Class A Ordinary Shares and Liberty Global LAC Class B Ordinary Shares held in the manner referred to in paragraph 1 of this undertaking together with any other securities in the Offeror carrying voting rights which are issued or unconditionally allotted to me or any of the holders listed in Part A of Schedule 1, or otherwise acquired by me or any of the holders listed in Part A of Schedule 1 after the date of this undertaking;

(d)                                 “Connected Persons” means persons with whom we are “connected” within the meaning given in section 252 of the Companies Act 2006 (and as if, for the purposes of construing that section, I was assumed to be a “director” of Liberty) and including, for the avoidance of any doubt, the Malone LG 2013 Charitable Remainder Unitrust but excluding, for the avoidance of any doubt, Liberty Global;

(e)                                  “Liberty Global General Meeting” means the general meeting of Liberty Global Shareholders (including any adjournment thereof) to be convened in connection with the Transaction at which the Liberty Global Resolution will be proposed;

(f)                                   “Liberty Global Resolutions” means such shareholder resolutions of Liberty Global, the passing of which is necessary to implement the Transaction (and “Liberty Global Resolution” shall be construed accordingly);

(g)                                  “Offer” means a takeover offer, as such term is defined in section 974 of the Companies Act 2006, to be made by or on behalf of the Offeror to acquire all the issued and to be issued ordinary share capital of the Offeree other than those CWC Shares already owned by the Offeror and its associates (as defined in section 988 of the Companies Act 2006) on the terms of the Announcement or on such other terms as may be required to comply with the requirements of the Panel, the Financial Conduct Authority or the London Stock Exchange.  A reference in this undertaking to the Offer also includes any new, increased, renewed or revised offer made by or on behalf of the Offer to acquire shares in the Offeree, provided that the terms of such offer are, in the reasonable opinion of the Offeror’s Financial Advisers, no less favourable to acceptors than the terms set out in the Announcement and otherwise represent no diminution in value of the Transaction;

(h)                                 “Offeror’s Financial Advisers” means Goldman Sachs International and LionTree Advisors LLC;

(i)                                     “Relevant Liberty Global Resolution” means:

(i)                                     other than a Liberty Global Resolution, any shareholder resolution (whether or not amended) to be proposed at a general meeting of Liberty Global Shareholders (including any adjournment thereof) the passing of which is necessary to implement the Transaction or which, if passed, might (x) reasonably be expected to result in any Condition of the Transaction not being fulfilled or (y) impede or frustrate the Transaction in any way;

(ii)                                  a resolution to adjourn a general meeting of Liberty Global Shareholders whose business includes the consideration of a resolution falling within paragraph 9(i)(i); and

(iii)                               a resolution to amend a Liberty Global Resolution or a resolution falling within paragraph 9(i)(i); and

(j)                                    “Scheme” means a scheme of arrangement under Part 26 of the Companies Act 2006 substantially on the terms of the Announcement.  A reference in this undertaking to the Scheme also includes any new, increased, renewed or revised scheme of arrangement pursuant to which the Offeror is to acquire the issued share capital of in the Offeree, provided that the terms of such offer are, in the reasonable opinion of the Offeror’s Financial Advisers, no less favourable to acceptors than the terms set out in the Announcement and otherwise represent no diminution in value of the Transaction.

10.                               Miscellaneous

10.1                        Without prejudice to any other rights or remedies the Offeree may have, I agree that, if I fail to comply with any of the undertakings in paragraph 2 or 3 or breach any of my obligations under this undertaking, damages alone may not be an adequate remedy and accordingly the Offeree shall be entitled to the remedies of an order for specific performance, injunction or other equitable relief which may be an essential element of any adequate remedy for such failure or breach.

10.2                        Subject to the terms herein, the obligations and provisions set out in this undertaking apply equally to the persons from whom I am to procure votes in respect of any Liberty Global Resolution and other actions pursuant to this undertaking and I shall procure observance by such persons to the terms hereof as if they were each specifically a party hereto.

10.3                        A person who is not a party to this undertaking shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking but this does not affect any right or remedy of a third party that exists or is available apart from that Act.

10.4                        I confirm that Offeror’s Financial Advisers are not acting for me in relation to the Transaction and will not be responsible to me for providing protections afforded to their clients or advising me on any matter relating to the Transaction.

10.5                        References in this undertaking to times of day are to London time.

10.6                        This undertaking may be executed in any number of counterparts, each of which is an original but all of which together shall constitute the same instrument.

10.7                        Nothing in this undertaking shall oblige the Offeree to proceed with the Transaction.

11.                               Governing Law and Jurisdiction

11.1                        This undertaking and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking and waive any objection to any proceedings on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

11.2                        I irrevocably undertake to appoint, within three (3) Business Days following (but not including) the date of this undertaking, and thereafter at all times to maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this undertaking. I further irrevocably undertake to advise the Offeree in writing, within the period referred to in the immediately preceding sentence, of the name and address of the agent I appoint. If I fail to appoint an agent in accordance with the requirements of this paragraph 11.2, the Offeree shall be entitled to appoint one on my behalf.

11.3                        Any writ, judgment or other notice of legal process shall be sufficiently served on me if delivered to such agent at its address from time to time. I further irrevocably undertake not to revoke the authority of any agent appointed pursuant to paragraph 11.2.

IN WITNESS WHEREOF this undertaking has been executed and delivered as a deed on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by

Signature	/s/ John C. Malone

Name:	John C. Malone

In the presence of:

Signature of witness	/s/ Warren Wright

Name:	Warren Wright

Address:	12300 Liberty Boulevard

Englewood, CO 80112

EXECUTED and DELIVERED as a DEED by
Cable & Wireless Communications Plc

Acting by a director:

Signature	/s/ Perley McBride

Name:	Perley McBride

Position:	Director

In the presence of:

Signature	/s/ Luke Rowland

Name:	Luke Rowland

Position:	Trainee Solicitor